SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)   May 16, 1997




                         WISCONSIN ENERGY CORPORATION
            (Exact name of registrant as specified in its charter)



                                    1-9057
                           (Commission file number)

            Wisconsin                                    39-1391525
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)


231 West Michigan Street, P.O. Box 2949, Milwaukee, Wisconsin      53201
          (Address of principal executive offices)               (Zip Code)


                                (414) 221-2345
             (Registrant's telephone number, including area code)





                                NOT APPLICABLE
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)







                                                                      FORM 8-K

                         WISCONSIN ENERGY CORPORATION
                         ----------------------------


ITEM 5.  OTHER EVENTS

TERMINATION OF MERGER AGREEMENT WITH NORTHERN STATES POWER COMPANY

On May 16, 1997, the Boards of Directors of Wisconsin Energy Corporation ("WEC") and Northern States Power Company ("NSP") agreed to terminate the Amended and Restated Agreement and Plan of Merger, dated as of April 28, 1995, as amended and restated as of July 26, 1995 (the "Merger Agreement"), by and among NSP, WEC and their respective subsidiaries, Northern Power Wisconsin Corp. and WEC Sub Corp., which provided for a business combination of WEC and NSP to form Primergy Corporation (the "Transaction"). Accordingly, the parties to the Merger Agreement entered into a Termination Agreement, dated as of May 16, 1997, which terminated the Merger Agreement by mutual written consent. The Termination Agreement also terminated the mutual Stock Option Agreements, dated as of April 28, 1995, entered into between WEC and NSP in connection with the Merger Agreement.

As previously reported, on May 14, 1997, the Federal Energy Regulatory Commission ("FERC") issued an Opinion and Order in which FERC concluded that it could not approve the Transaction at this time and reversed the earlier decision of its own administrative law judge who had found that the proposed Transaction, as conditioned, was consistent with the public interest. FERC remanded the case to a settlement judge and directed the participants to attempt to reach a resolution of the market power issues which formed the basis of FERC's reversal of the administrative law judge's findings.

The Board of Directors of WEC concluded that continuing the proposed Transaction, given the current regulatory climate, was not in the best interest of WEC's shareholders, customers and employees. In reaching its decision to terminate the Merger Agreement, the WEC Board considered many factors, including: the May 14, 1997 FERC ruling; the fact that any regulatory approvals that might be obtained appeared to involve conditions which would significantly reduce the benefits of the Transaction; and the impact on shareholders and other constituencies of further delays in the regulatory approval process as a result of the FERC action.

The shareholders of WEC and NSP approved the Merger Agreement at their respective special meetings of shareholders held on September 13, 1995. At the September 13, 1995 special meeting of WEC shareholders (the "Special Meeting"), in connection with the approval of the Merger Agreement, the shareholders of WEC also approved an amendment to WEC's Restated Articles of Incorporation so as to change the name of WEC to Primergy Corporation (the "Name Change Amendment") and an amendment to WEC's Restated Articles of Incorporation so as to increase the amount of authorized common stock of WEC from 325,000,000 shares to 750,000,000 shares (the "Common Stock Amendment" and, together with the Name Change Amendment, the "WEC Articles Amendments"). At the Special Meeting the shareholders of WEC also approved the Primergy Stock Incentive Plan, a stock-based incentive compensation plan to replace NSP's and WEC's existing stock-based incentive compensation plans at the effective time of the Transaction, and the Primergy Management Incentive Compensation Plan, a cash-based incentive compensation plan to replace the separate cash-based incentive compensation plans of WEC and NSP at the effective time of the Transaction. The effectiveness of the WEC Articles Amendments and the implementation of the Primergy plans so approved was conditioned upon the consummation of the transactions contemplated by the Merger Agreement. Accordingly, as a result of the termination of the Merger Agreement, the WEC Articles Amendments will not become effective and the Primergy plans will not be implemented.

As reported in WEC's Quarterly Report on Form 10-Q for the quarter ended
March 31, 1997, WEC has deferred approximately $29 million related to the Transaction, including $12 million of transaction costs and approximately $17 million of costs to achieve the merger. Depending upon the extent to which the costs to achieve the merger have a future benefit to the company, WEC expects to charge to expense in the second quarter of 1997 most of the Transaction related costs, representing approximately 16 cents per share on an after tax basis.

The Termination Agreement and the press release issued in connection therewith are filed as exhibits to this report and are incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)   EXHIBITS.  The following exhibits are filed herewith:

      (2)-1 Termination Agreement, dated as of May 16, 1997, by and among Northern States Power Company, Wisconsin Energy Corporation, Northern Power Wisconsin Corp. and WEC Sub Corp.

      (99)-1 Press Release, dated May 16, 1997, of Wisconsin Energy
             Corporation.


                                                                      FORM 8-K



                         WISCONSIN ENERGY CORPORATION
                         ----------------------------

                                  SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 WISCONSIN ENERGY CORPORATION
                                                 ----------------------------
                                                         (Registrant)


                                                 /s/Calvin H. Baker
                                                 ----------------------------
                                                 Calvin H. Baker, Treasurer
                                                   and Chief Financial Officer


Date:  May 21, 1997
                         WISCONSIN ENERGY CORPORATION
                         ----------------------------

                                 EXHIBIT INDEX


                          Current Report on Form 8-K
                           Report Dated May 16, 1997


Exhibit
Number
--------

(2)-1 Termination Agreement, dated as of May 16, 1997, by and among Northern States Power Company, Wisconsin Energy Corporation, Northern Power Wisconsin Corp. and WEC Sub Corp.

(99)-1       Press Release, dated May 16, 1997, of Wisconsin Energy
             Corporation.